Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the incorporation by reference in this Registration Statement on FormS-4 (including any amendments thereto, the related prospectus, and any related prospectus supplement) of Range Resources Corporation (the “Registration Statement”) of our report dated January 9, 2020, prepared for Range Resources Corporation and included in the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2019. We further consent to the use of our name in the “Experts” section of the Registration Statement.

WRIGHT & COMPANY, INC.
TX Firm Registration No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright
President

Brentwood, Tennessee

November 5, 2020